AMENDMENT NO. 3 TO RIGHTS AGREEMENT

     AMENDMENT NO. 3 TO RIGHTS AGREEMENT, dated as of May 11, 1999, between CONSOLIDATED NATURAL GAS COMPANY, a Delaware corporation (the "Company"), and FIRST CHICAGO TRUST OF NEW YORK, successor to Society National Bank (the "Rights Agent"), amending the Rights Agreement, dated as of January 23, 1996, between the Company and the Rights Agent pursuant to Section 27 thereof.

                              W I T N E S S E T H:

     WHEREAS, the Company entered into an Agreement and Plan of Merger dated as of February 19, 1999 with Dominion Resources, Inc., a Virginia corporation ("Dominion"), and has amended the Rights Agreement to provide that no Shares Acquisition Date or Distribution Date has occurred or will occur as a result of entering such agreement or consummating the transactions contemplated thereby;

     WHEREAS, the Company intends to enter into an Amended and Restated Agreement and Plan of Merger, between Dominion and the Company, dated as of May 11, 1999 which provides for a business combination of the Company and Dominion; and

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:


                                    ARTICLE I

     1. The Rights Agreement is amended by adding the following WHEREAS clause immediately before the paragraph beginning "NOW, THEREFORE":

          WHEREAS, the Board of Directors of the Company has authorized the transactions contemplated by the Amended and Restated Agreement and Plan of Merger between Dominion Resources, Inc., a Virginia corporation ("Dominion"), and the Company, dated as of May 11, 1999, (as the same may be further amended or amended and restated, the "Amended Merger Agreement") which provides for a business combination of the Company and Dominion;

     2. The Rights Agreement is amended by deleting the existing Section 35 adding the following new Section to the end of such Agreement:


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                                      -2-


          "Section 35. Dominion Merger. Notwithstanding any provision herein to the contrary, neither Dominion nor any of its Affiliates and Associates shall be considered an Acquiring Person under this Agreement and no Shares Acquisition Date or Distribution Date has occurred or will occur, in any such case as a result of the approval, execution or delivery of the Amended Merger Agreement or the consummation of the transactions contemplated thereunder."


                                   ARTICLE II

     1. Exhibit A to the Rights Agreement is amended as follows:

     (a) by adding after "January 23, 1996" in the fifth line of the first paragraph on page A-1 the phrase:

          ", as amended by Amendment No. 1 dated as of January 19, 1999, Amendment No. 2 dated as of February 19, 1999 and Amendment No. 3 dated as of May 11, 1999"

     (b) by adding the following paragraph after the end of the paragraph continued onto page A-2 from page A-1:

          "Notwithstanding anything herein to the contrary, neither Dominion (as defined below) nor any of its Affiliates and Associates is an "Acquiring Person" and no "Shares Acquisition Date" or "Distribution Date" has occurred or shall occur as a result of the approval, execution or delivery of the Amended and Restated Agreement and Plan of Merger, between Dominion Resources, Inc., a Virginia corporation ("Dominion"), and the Company, dated as of May 11, 1999, (as the same may be further amended or amended and restated) or the consummation of the transactions contemplated thereunder."

     2. Exhibit B to the Rights Agreement is amended as follows:

     (a) by deleting the last sentence of the first paragraph on page B-1 and substituting the following:

          "The description and terms of the Rights are set forth in a Rights Agreement, as amended (the "Rights Agreement"), between the Company and First Chicago Trust of New York, successor to Society National Bank, as Rights Agent (the "Rights Agent") as amended by Amendment No. 1, dated as of January 19, 1999, Amendment No. 2, dated as of February 19, 1999, and Amendment No. 3, dated as of May 11, 1999."


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                                      -3-


     (b) by adding the following paragraph after the second full paragraph on page B-4:

          "Notwithstanding anything herein to the contrary, neither Dominion (as defined below) nor any of its Affiliates and Associates (each as defined in the Rights Agreement) is an "Acquiring Person" and no "Shares Acquisition Date" or "Distribution Date" has occurred or shall occur as a result of the approval, execution or delivery of the Amended and Restated Agreement and Plan of Merger, between Dominion Resources, Inc., a Virginia corporation ("Dominion"), and the Company, dated as of May 11, 1999, (as the same may be further amended or amended and restated) or the consummation of the transactions contemplated thereunder."

     (c) by deleting the last paragraph on page B-4 and substituting the following:

          "A copy of the Rights Agreement has been filed with the Securities and Exchange Commission (the "Commission") as an Exhibit to a Registration Statement on Form 8-A dated January 23, 1996. Copies of Amendment No. 1, Amendment No. 2 and Amendment No. 3 have been filed with the Commission as Exhibits to Form 8-A/A, which amends the earlier Form 8-A. Copies of the Rights Agreement and Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto are available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended, which is hereby incorporated by reference."


                                   ARTICLE III

     1. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment No. 3.

     2. The foregoing amendments contained in Articles I, II and III shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     3. This Amendment No. 3 may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duty executed, all as of the day and year first above written.



                               CONSOLIDATED NATURAL GAS COMPANY


                               By: /s/ Stephen E. Williams
                                   --------------------------------------
                                   Name:  Stephen E. Williams
                                   Title: Senior Vice President
                                          and General Counsel


FIRST CHICAGO TRUST OF NEW YORK,
successor to Society National Bank,
as Rights Agent





By:  /s/ Joanne Gorostiola
     --------------------------------------
     Name:   Joanne Gorostiola
     Title:  Assistant Vice President